Exhibit 4(f)

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of September 30, 2010 by and among LUBY’S, INC., a Delaware corporation (the “Company”); each of the Lenders which is or may from time to time become a party to the Credit Agreement (as defined below) (individually, a “Lender” and, collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, acting as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A. The Company, the Lenders and the Administrative Agent executed and delivered that certain Credit Agreement dated as of November 9, 2009, as amended by instruments dated as of January 31, 2010 and July 26, 2010. Said Credit Agreement, as amended, supplemented and restated, is herein called the “Credit Agreement”. Any capitalized term used in this Amendment and not otherwise defined shall have the meaning ascribed to it in the Credit Agreement.

B. The Company, the Lenders and the Administrative Agent desire to amend the Credit Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and further good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Lenders and the Administrative Agent do hereby agree as follows:

SECTION 1. Amendment to Credit Agreement. Section 5.16 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 5.16 Mortgages. On or before October 31, 2010, Borrower shall provide (a) counterparts of additional Mortgages signed on behalf of Borrower or its Subsidiary (as applicable) covering additional Mortgaged Property having an appraised value (as demonstrated by Appraisals delivered to the Administrative Agent pursuant to the first sentence of Section 5.14) sufficient to result in the Loan to Value Ratio being equal to or less than 1.00 to 2.00, and (b) evidence reasonably satisfactory to the Administrative Agent that none of such additional Mortgaged Property lies in an area requiring special notices of flood hazard issues or the purchase of flood hazard insurance and, to the extent reasonably required by Administrative Agent with respect to the applicable Mortgaged Property, a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such additional Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and such surveys, abstracts and appraisals as may be required pursuant to such additional Mortgages or as the Administrative Agent may reasonably request.

SECTION 2. Ratification. Except as expressly amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect. None of the rights, title and interests existing and to exist under the Credit Agreement are hereby released, diminished or impaired, and the Company hereby reaffirms all covenants, representations and warranties in the Credit Agreement.

SECTION 3. Expenses. The Company shall pay to the Administrative Agent all reasonable fees and expenses of its legal counsel incurred in connection with the execution of this Amendment.

SECTION 4. Certifications. The Company hereby certifies that (a) no material adverse change in the assets, liabilities, financial condition, business or affairs of the Company has occurred and (b) subject to the waiver set forth herein, no Default or Event of Default has occurred and is continuing or will occur as a result of this Amendment.

SECTION 5. Miscellaneous. This Amendment (a) shall be binding upon and inure to the benefit of the Company, the Lenders and the Administrative Agent and their respective successors, assigns, receivers and trustees; (b) may be modified or amended only by a writing signed by the required parties; (c) shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America; (d) may be executed in several counterparts by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement and (e) together with the other Loan Documents, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter. The headings herein shall be accorded no significance in interpreting this Amendment.

NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

THE CREDIT AGREEMENT, AS AMENDED BY THIS AMENDMENT, AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES PRIOR HERETO OR SUBSTANTIALLY CONCURRENTLY HEREWITH CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, the Lenders and the Administrative Agent have caused this Amendment to be signed by their respective duly authorized officers, effective as of the date first above written.

LUBY’S, INC.,
a Delaware corporation

By:	/s/ Christopher J. Pappas
Christopher J. Pappas,
President and Chief Executive Officer

The undersigned Subsidiaries of the Borrower hereby join in this Amendment to evidence their consent to execution by Borrower of this Amendment, to confirm that each Loan Document now or previously executed by the undersigned applies and shall continue to apply to this Amendment, and to acknowledge that without such consent and confirmation, Lenders would not execute this Amendment.

LUBY’S HOLDINGS, INC.,

a Delaware corporation,

LUBY’S LIMITED PARTNER, INC.,

a Delaware corporation,

LUBCO, INC.,

a Delaware corporation,

LUBY’S MANAGEMENT, INC.,

a Delaware corporation,

LUBY’S BEVCO, INC.,

a Texas corporation, and

LUBY’S FUDDRUCKERS RESTAURANTS, LLC,
a Texas limited liability company

By:	/s/ Christopher J. Pappas
Christopher J. Pappas,
President and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Ben McCaslin
Name:	Ben McCaslin
Title:	Vice President

AMEGY BANK, NATIONAL ASSOCIATION

By:	/s/ Melinda N. Jackson
Name:	Melinda N. Jackson
Title:	Senior Vice President

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